UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/07/2006

NYMEX Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-30332

DE	13-4098266
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One North End Avenue, World Financial Center, New York , NY 10282-1101
(Address of principal executive offices, including zip code)

(212) 299-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On March 1, 2006, the Board of Directors of NYMEX Holdings, Inc. (the "Company") amended the employment agreement of Samuel Gaer, the Company's Chief Information Officer, which was set to expire on March 30, 2006. Pursuant to the amended agreement (the "First Amendment"), Mr. Gaer's term of employment has been extended to March 30, 2009, unless otherwise terminated in accordance with the terms of the First Amendment. Mr. Gaer will be paid a base salary of $500,000 per year and a minimum annual bonus of $250,000 including calendar year 2006.

The First Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 1, 2006, the Board of Directors of the Company appointed Mr. Jerome Bailey as the Company's new Chief Operating Officer. Upon the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Mr. Bailey will also become the Company's Chief Financial Officer. Mr. Bailey will be paid a base salary of $500,000 per year and a minimum annual bonus of $500,000 including calendar year 2006. In addition, in the event that the Company does not complete a private placement or an initial public offering of equity securities within one year of the commencement of his employment, Mr. Bailey will be entitled to terminate his employment with the Company and receive a one-time payment of $500,000.

In addition, upon the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Mr. Kenneth Shifrin will relinquish his position as Acting Chief Financial Officer and will remain the Senior Vice President of Finance.

A press release announcing the appointment of Mr. Bailey is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYMEX Holdings, Inc.

Date: March 07, 2006	By:	/s/ Christopher K. Bowen
Christopher K. Bowen
General Counsel and Chief Administrative Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	First Amendment to Employment Agreement
EX-99.1	Press Release